EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT

BETWEEN

PETROHUNTER ENERGY CORPORATION
AND
PETROHUNTER OPERATING COMPANY

AS SELLER

AND

LARAMIE ENERGY II, LLC

AS BUYER

DATED EFFECTIVE APRIL 1, 2008

MESA AND GARFIELD COUNTIES, COLORADO

CONFIDENTIAL

Page

ARTICLE 1 PURCHASE AND SALE			1

1.1	Purchase and Sale		1

1.2	Assets		1

1.3	Effective Time		2

ARTICLE 2 PURCHASE PRICE			2

2.1	Purchase Price		2

2.2	Escrow Account		2

2.3	Adjustments to Purchase Price		3

	a.	Upward Adjustments	3

	b.	Downward Adjustments	3

2.4	Allocated Values		4

ARTICLE 3 DUE DILIGENCE REVIEW			4

3.1	Access to Records		4

3.2	Representation and Warranty		4

3.3	Access to Properties		4

ARTICLE 4 TITLE MATTERS			4

4.1	Defensible Title		4

4.2	Permitted Encumbrances		5

4.3	Title Defects		5

4.4	Adjustments for Title Defects		5

	a.	Notice of Title Defects	5

	b.	Defect Adjustments	5

4.5	Dispute Resolution		6

4.6	Casualty Loss		7

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ARTICLE 5 ENVIRONMENTAL MATTERS			7

5.1	Definitions		7

	a.	Environmental Laws	7

	b.	Governmental Authority	7

	c.	Environmental Defect	7

	d.	Remediation	8

5.2	Environmental Assessment		8

5.3	Adjustments for Environmental Defects Pre-Closing		8

	a.	Notice of Environmental Defects	8

	b.	Defect Adjustments	8

5.4	Environmental Dispute Resolution Pre-Closing		8

5.5	Seller’s Indemnity		9

5.6	Buyer’s Indemnity		9

ARTICLE 6 SELLER’S REPRESENTATIONS			10

6.1	PetroHunter Energy Entity Representations		10

6.2	PetroHunter Operating Entity Representations		10

6.3	Power		10

6.4	Authorization and Enforceability		10

6.5	Liability for Brokers’ Fees		10

6.6	No Bankruptcy		10

6.7	Litigation		10

6.8	Taxes		11

6.9	Tax Partnerships		11

6.10	Agreements		11

6.11	Prepayments		11

6.12	Hydrocarbon Sales Contracts		11

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6.13	Hedging Arrangements	11

6.14	Preferential Rights to Purchase and Areas of Mutual Interest	11

6.15	Third-Party Consents	11

6.16	Leases	11

6.17	Surface Use Agreements	12

6.18	Liens and Encumbrances	12

6.19	Imbalance Volumes	12

6.20	Lease Burdens	12

6.21	Compliance with Law	12

6.22	Outstanding Commitments, AFEs and Invoices	12

6.23	Plugging and Abandonment Obligations	12

ARTICLE 7 BUYER’S REPRESENTATIONS		13

7.1	Organization and Standing	13

7.2	Power	13

7.3	Authorization and Enforceability	13

7.4	Liability for Brokers’ Fees	13

7.5	No Bankruptcy	13

7.6	Litigation	13

ARTICLE 8 PRE-CLOSING OBLIGATIONS		13

8.1	Operations Prior to Closing	13

8.2	Restriction on Operations	14

8.3	Legal Status	14

8.4	Notices of Claims	14

8.5	Compliance with Laws	15

8.6	Government Reviews and Filings	15

8.7	Confidentiality of Data and Information	15

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ARTICLE 9 CONDITIONS TO CLOSING			15

9.1	Buyer’s Conditions		15

	a.	Representations, Warranties and Covenants	15

	b.	No Action	15

	c.	Title Defects	15

	d.	Dismissal of Furr Lawsuit	16

	e.	Ratification of Furr Lease	16

	f.	Ratifications and Extensions of Jolley Leases	16

	g.	Termination of Apollo Agreement	16

	h.	Remediation of Furr and Reppo Pitts	16

	i.	Termination of Clear Creek Agreements	16

	j.	Release of Global Project Finance AG Mortgage	16

	k.	Release of CCES Deed of Trust	17

	l.	Creditor Agreements	17

	m.	MAB Resources, LLC Disclaimer	17

	n.	Delivery of Reppo Wissler Area	17

	o.	Access and Surface Use	17

	p.	Hagen Road Access Agreement	17

9.2	Seller’s Conditions		17

	a.	Representations, Warranties and Covenants	17

	b.	No Action	17

	c.	Title Defects	18

ARTICLE 10 RIGHT OF TERMINATION AND ABANDONMENT			18

10.1	Termination		18

10.2	Liabilities Upon Termination		18

	a.	Buyer’s Default	18

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	b.	Seller’s Default	18

	c.	Other Termination	18

ARTICLE 11 CLOSING			19

11.1	Date of Closing		19

11.2	Place of Closing		19

11.3	Title Escrow Agent		19

11.4	Closing Obligations		19

	a.	Seller’s Certificates	19

	b.	Buyer Certificate	19

	c.	Non-Foreign Status	19

	d.	Assignment	19

	e.	Governmental Forms of Transfer	19

	d.	Scheduled Creditor Releases	19

	g.	Settlement Statement	19

	h.	Purchase Price	19

	i.	Change of Operator	20

	j.	Possession	20

	k.	Possession	20

ARTICLE 12 POST-CLOSING OBLIGATIONS			20

12.1	Buyer’s Performance Deposit		20

12.2	Post-Closing Adjustments		20

12.3	Dispute Resolution		21

12.4	Records		21

12.5	Transfer Taxes and Recording Fees		21

12.6	Further Assurances		21

12.7	EnCana Road Maintenance Agreement		21

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ARTICLE 13 TAX MATTERS			21

13.1	Apportionment of Tax Liability		21

13.2	Tax Reports and Returns		21

13.3	Sales Taxes		22

13.4	Tax Information		22

ARTICLE 14 ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION			22

14.1	Buyer’s Assumption of Liabilities and Obligations		22

14.2	Seller’s Retention of Liabilities and Obligations		22

14.3	Indemnification		22

	a.	Seller’s Indemnification of Buyer	22

	b.	Buyer’s Indemnification of Seller	23

14.4	Release		23

14.5	Procedure		23

	a.	Coverage	23

	b.	Claim Notice	23

	c.	Information	23

	d.	Dispute	24

14.6	Reservation as to Non-Parties		24

ARTICLE 15 MISCELLANEOUS			24

15.1	Exhibits		24

15.2	Expenses		24

15.3	Notices		25

15.4	Amendments		25

15.5	Assignment		26

15.6	Announcements		26

15.7	Headings		26

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15.8	Counterparts	26

15.9	References	26

15.10	Governing Law	26

15.11	Entire Agreement	26

15.12	Binding Effect	26

15.13	Survival	26

15.14	No Third-Party Beneficiaries	26

15.15	Limitation on Damages	26

15.16	Severability	26

15.17	Condition Precedent	27

EXHIBITS

Exhibit	Description	Section Reference
A	Leases and Lands	1.2.a
B	Wells, Undeveloped Locations and Allocated Values	1.2.b
C	Easements and Surface Leases	1.2.e
D	Personal Property and Equipment Inventory	1.2.e
E	Officer’s Certificates of Seller	11.3.a
F	Officer’s Certificate of Buyer	11.3.b
G	Non-Foreign Affidavits of Seller	11.3.c
H	Form of Assignment and Bill of Sale	11.3.d

DISCLOSURE SCHEDULES

Schedule	Description	Section Reference
6.7	Litigation	6.7
6.10	Material Agreements	6.10
6.15	Consents to Assign	6.15
6.18	Schedule of Creditors	6.18

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”), dated April 25, 2008, is by and between PetroHunter Energy Corporation (“PetroHunter Energy”) a Maryland corporation, and PetroHunter Operating Company (“PetroHunter Operating”), a Maryland corporation, (together “Seller”) with an address of 1600 Stout Street, Suite 2000, Denver, Colorado 80202, and Laramie Energy II, LLC (“Laramie Energy”), a Delaware limited liability company (“Buyer”) with an address of 1512 Larimer Street, Suite 1000, Denver, Colorado 80202.  The transaction contemplated by this Agreement may be referred to as the “Transaction.”  Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

A. Seller owns and desires to sell the Assets, as defined below, to Buyer upon the terms and conditions set forth in this Agreement.

B. Buyer desires to purchase the Assets pursuant to the terms and conditions of this Agreement.

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1 Purchase and Sale.  Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and receive from Seller, the Assets, as defined below.

1.2 Assets.  The “Assets” are all of Seller’s right, title and interest in and to the following real and personal property interests, located in Mesa and Garfield Counties, Colorado.

a. The oil and gas leases described on Exhibit A (the “Leases”) insofar as the Leases cover the lands described on Exhibit A (the “Lands”), and the oil, gas and all other hydrocarbons (including, but not limited to, coalbed methane) (“Hydrocarbons”), that may be produced from the Leases and Lands;

b. The oil and gas wells located on the Leases and Lands, or lands pooled or unitized therewith, including without limitation, the oil and gas wells specifically described on Exhibit B, whether producing or non-producing; all injection and disposal wells on the Leases and Lands (the “Wells”), and all personal property and equipment associated with the Wells as of the Effective Time;

c. The rights, to the extent transferable, in and to all existing and effective unitization, pooling and communitization agreements, declarations and orders, and the properties covered and the units created thereby, to the extent that they relate to or affect any of the interests described in Sections 1.2.a. and 1.2.b. or the post-Effective Time production of Hydrocarbons from the Leases and Lands;

d. The rights, to the extent transferable, in and to Hydrocarbon sales, purchase, gathering, processing and transportation (both executed and pending) contracts, operating agreements, balancing agreements, joint venture agreements, partnership agreements, farmout agreements and other contracts, agreements and instruments relating to the interests described in Sections 1.2.a., 1.2.b. and 1.2.c., including without limitation the Material Agreements described on Schedule 6.10, only insofar as they relate to the Leases and Lands, excluding any insurance contracts;

e. All of the personal property, fixtures, improvements, well equipment, permits, licenses, approvals, servitudes, rights-of-way, easements, surface leases, and other surface rights, tanks, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, other appurtenances and facilities located on or used as of the Effective Date in connection with or otherwise related to the exploration for or production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Sections 1.2.a through 1.2.d, including without limitation the easements and surface leases described on Exhibit C and the personal property and equipment described on Exhibit D;

f. All raw data and geophysical modeling seismic lines over the general area of the Assets but excluding from the foregoing those files, records, data and information, (i) subject to unaffiliated third party contractual restrictions on disclosure or transfer, or (ii) subject to a transfer fee, unless Buyer agrees in writing to pay such transfer fees; cores and core analysis relevant to the general area of the Assets, and all geologic information, including mudlogs, electric log, well files; daily drilling and completion reports, scout tickets, and other relevant data; and

g. All files, records, correspondence, data and information relating to the items described in Sections 1.2.a through 1.2.e maintained by Apollo Energy, LLC, predecessor in interest to Seller (the “Records”), including, without limitation, lease and land files, abstracts, title reports, memoranda and opinions, well files, contract files, gas, oil and other hydrocarbon sales contract files, gas gathering, processing, transportation and marketing files, division order files, tax and accounting files related to the Assets.

1.3 Effective Time.  The purchase and sale of the Assets shall be effective as of April 1, 2008 at 7:00 a.m., Mountain Time (the “Effective Time”).

ARTICLE 2
PURCHASE PRICE

2.1 Purchase Price.  The Purchase Price for the Assets shall be Twenty-One Million Dollars ($21,000,000) (the “Purchase Price”), subject to Section 2.3 below.  Based on market valuations performed by independent third parties, and Seller’s reasonable judgment based on several factors, including but not limited to market solicitations, offers made to Seller,  and expressions of interest made and received by Seller, the Purchase Price is fair and reasonable consideration for the Assets.  The Parties acknowledge that Buyer is not indebted to Seller in any manner and that Buyer is not a creditor of Seller, a direct or indirect equity holder of Seller, or in any way related to Seller.

2.2 Escrow Account.  Contemporaneously with execution of this Agreement, the Parties and Wells Fargo Bank, National Association (the “Escrow Agent”) will enter into an escrow agreement (the “Escrow Agreement”), mutually agreeable to the Parties, pursuant to which Buyer will deposit the Purchase Price by wire transfer of immediately available funds in an escrow account with Escrow Agent (the “Escrow Account”).  Under the terms of the Escrow Agreement, the Escrow Agent shall distribute the Purchase Price as set forth in Article 11.  A specified portion of the Purchase Price from the Escrow Account shall be earmarked by Buyer in writing prior to Closing for and to be paid by the Escrow Agent to secured creditors in accordance with Section 11.4 in exchange for the release of all claims of such secured creditors.

2.3 Adjustments to Purchase Price.  The Purchase Price shall be adjusted according to this Section without duplication.  For all adjustments known as of Closing, the Purchase Price shall be adjusted at Closing pursuant to a “Preliminary Settlement Statement” approved by Seller and Buyer on or before Closing.  A draft of the Preliminary Settlement Statement will be prepared by Seller and provided to Buyer four business days prior to Closing for Buyer’s comment and review.  The Preliminary Settlement Statement shall set forth the Purchase Price as adjusted as provided in this Section using the best information available at the Closing Date which amount shall be deposited into the Escrow Account by wire transfer of immediately available funds by Buyer at Closing and is referred to as the “Closing Amount.”  After Closing, final adjustments to the Purchase Price shall be made pursuant to the Final Settlement Statement to be delivered pursuant to Section 12.1.  For the purposes of this Agreement, the term “Property Expenses” shall mean all capital expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, Taxes (as defined and apportioned as of the Effective Time pursuant to Article 13), drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the maintenance and operation of the Assets during the period in question.  At Closing, Buyer shall acquire any and all rights of Seller to obtain a cash contribution from Fossil Creek Land Company (“Fossil”) and Williams Production RMT Company (“Williams”) or any other working interest owner for drilling costs associated with the Reppo A11-34B and A10-34D wells (the “Reppo Wells”) and any and all rights as a co-tenant of Fossil and Williams to recoup Fossil’s and Williams’ share of the Reppo Drilling Costs from proceeds of production attributable to Fossil’s and Williams’ working interests in the Reppo Wells or drill sites.

a. Upward Adjustments.  The Purchase Price shall be adjusted upward by the following:

i. An amount equal to all Property Expenses, including prepaid expenses, attributable to the Assets after the Effective Time that were paid by Seller (all to be apportioned as of the Effective Time except as otherwise provided), including without limitation, prepaid rentals and royalties, including lease rentals; and

ii. Any other amount provided in this Agreement or agreed upon by Seller and Buyer.

b. Downward Adjustments.  The Purchase Price shall be adjusted downward by the following:

i. An amount equal to all Property Expenses attributable to the Assets prior to the Effective Time that are paid by Buyer, including without limitation, an amount equal to any payables to Noble Energy arising prior to the Effective Time for amounts owing for Seller’s participation in the Noble Energy operated wells on the Grunska lease (note:  through January 2008 the dollar amount invoiced by Noble Energy to the Seller was $101,934);

ii. An amount equal to the sum of all Title Defect adjustments under Section 4.4.b.;

iii. An amount equal to the sum of all Environmental Defect adjustments under Section 5.3.b; and

iv. Any other amount provided in this Agreement or agreed upon by Seller and Buyer.

2.4 Allocated Values.  Buyer and Seller have agreed to allocate the Purchase Price among the Assets as set forth on Exhibit B, which amounts shall be referred to as the “Allocated Value.”

ARTICLE 3
DUE DILIGENCE REVIEW

3.1 Access to Records.  Subject to Section 3.2, Seller will disclose and make available to Buyer and its representatives at Seller’s or Seller’s agent’s office and during Seller’s normal business hours, all Records in Seller’s possession or control, including Records in the possession of Apollo Energy, LLC, Seller’s predecessor in interest, relating to the Assets for the purpose of permitting Buyer to perform its due diligence review including, but not limited to, all title opinions, well, leasehold, unit, title, contract, division order, accounting, tax, gas marketing, vendor and creditor files.  Seller agrees to cooperate with Buyer in Buyer’s efforts to obtain, at Buyer’s sole expense, such additional information relating to the Assets as Buyer may reasonably desire.  Buyer may inspect the Records only to the extent it may do so without violating any obligation, confidence or contractual commitment of Seller to a third party.  Seller shall use reasonable efforts to obtain the necessary consents to allow Buyer’s examination of any confidential information that is material to this transaction.

3.2 Representation and Warranty.  Seller represents and warrants that the Records are accurate and complete in all material respects.

3.3 Access to Properties.  Seller hereby consents to Buyer conducting, upon advance notice to Seller, at Buyer’s sole risk and expense, on site inspections and an environmental assessment of the Assets.  Any information learned by Buyer in connection with its on-site inspection and an environmental assessment of the Assets shall be deemed to be confidential and proprietary to Seller, and Buyer agrees that all such information is subject to the provisions of Section 8.8.  In connection with the granting of such access, Buyer represents that it is adequately insured and, except to the extent caused by Seller’s gross negligence or willful misconduct, waives, releases and agrees to indemnify Seller and Seller’s representatives from and against all liabilities, obligations, Losses (as defined in Section 14.3) claims for injury to, or death of, persons or for damage to property arising in any way from the access afforded to Buyer hereunder or the activities of Buyer.  This waiver, release and indemnity by Buyer shall survive termination of this Agreement.

ARTICLE 4
TITLE MATTERS

4.1 Defensible Title.  The term “Defensible Title” means such title to the Assets, that, subject to and except for Permitted Encumbrances:  (i) entitles Seller to receive not less than the net revenue interest set forth on Exhibit B for each Well or undeveloped location listed on Exhibit B (“NRI”); (ii) obligates Seller to bear costs and expenses relating to the maintenance, development, operation and the production of Hydrocarbons from each Well or undeveloped location in an amount not greater than the working interest set forth in Exhibit B (“WI”); (iii) is not subject to reduction by virtue of the exercise by any third party of a reversionary interest, back in or similar right except as scheduled in Exhibit B; (iv) is free and clear of mortgages, encumbrances, liens, delinquent taxes and preferential rights to purchase or rights of first refusal unless the foregoing rights are waived by the holders thereof;

(v) is not subject to access and surface use limitations, restrictions, conditions, compensation for use or damage provisions that are unacceptable to Buyer in its sole judgment; (vi) is not subject to unperformed drilling obligations except as expressly assumed by Buyer; and (vii) is not subject to defects or conditions that would create a material impairment of use or loss of interest in the affected Asset.

4.2 Permitted Encumbrances.  The term “Permitted Encumbrances” shall mean:

a. lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the NRI set forth on Exhibit B.

b. liens for Taxes, or assessments, not yet due or delinquent;

c. all rights to consent by, required notices to, filings with, or other actions by federal, state and local governmental entities in connection with the ownership or operation of the Leases if the same are customarily obtained subsequent to such transfer of ownership or operations;

d. easements, rights-of-way, servitudes, permits, and surface leases on, over, or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits, or licenses that are of record in the applicable county to the extent such matters, individually or in the aggregate, do not materially interfere with oil and gas operations on the Leases and do not materially affect the value thereof;

e. any encumbrance, title defect or matter (whether or not constituting a Title Defect) waived or deemed waived by Buyer pursuant to Section 4.4.a.

4.3 Title Defects.  The term “Title Defect” means:

a. Any encumbrance, encroachment, irregularity, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects renders title to an Asset less than Defensible Title.

b. Surface use restrictions, use, compensation or damage provisions contained in any conveyance, lease or other contract, including the Leases and Material Agreements, which could interfere with access to the Leases and Lands or operations for the exploration, development and production of Hydrocarbons from the Leases and Lands.

4.4 Adjustments for Title Defects.

a. Notice of Title Defects.  Buyer shall deliver to Seller a written “Notice of Title Defects” on or before May 2, 2008.  The Notice of Title Defects shall describe the Title Defect and state the reduction in the Allocated Value of an Asset caused by the Title Defect (the “Defect Value”).  Other than matters which are violative of Seller’s special warranty of title set out in Exhibit F, any matters not described in a written Notice of Title Defect shall conclusively be deemed to have been waived and accepted by Buyer, and shall be deemed Permitted Encumbrances hereunder.

b. Defect Adjustments.  With respect to adjustments to the Purchase Price for Title Defects, the Parties agree as follows:

i. “Excluded Assets” are Assets excluded from this Agreement pursuant to Sections 4.4.b.iii and iv.

ii. Seller shall have the option of attempting to cure Title Defects to the reasonable satisfaction of Buyer on or before the Closing Date, which option shall be communicated to Buyer no later than two days prior to the Closing Date;

iii. If Seller does not elect to cure or cannot cure a Title Defect to Buyer’s reasonable satisfaction, Buyer shall have the option to either accept assignment of the Asset affected by a Title Defect, and the Purchase Price shall be adjusted downward by the Defect Value, or to exclude such Asset from this Agreement.  If Buyer elects to exclude such Asset, the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of the Excluded Asset; and

iv. If a Title Defect is not cured to Buyer’s reasonable satisfaction on or before Closing, then Seller has the right to extend the Closing Date as to the affected Asset for up to thirty (30) days.  If Seller extends the Closing Date under this subsection as to any Asset, an amount equal to the applicable Defect Value shall be retained in the Escrow Account for up to thirty (30) days after Closing.  The total of all such Defect Values are referred to as the “Title Escrow Amount”.  Upon Seller’s cure of a Title Defect to Buyer’s reasonable satisfaction on or before thirty (30) days after Closing, Seller and Buyer shall execute and deliver written instructions to the Escrow Agent instructing the Escrow Agent to transfer an amount equal to the Defect Values for any such cured Title Defects to Seller by wire transfer of immediately available funds.  If Seller is unable to cure a Title Defect to the reasonable satisfaction of Buyer on or before thirty (30) days after Closing, Buyer shall have the option to either accept assignment of the Asset affected by a Title Defect, and the Purchase Price shall be adjusted downward by the Defect Value, or to exclude such Asset from this Agreement.  If Buyer elects to exclude such Asset, the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of the Excluded Asset.  As to any portion of the Title Escrow Amount that are attributable to Title Defects which have not been cured to Buyer’s reasonable satisfaction on or before thirty (30) days after Closing, Buyer and Seller shall execute and deliver written instructions to the Escrow Agent to transfer funds in accordance with Buyer’s election under this subsection to either accept assignment of the affected Asset or to exclude the affected Asset from this Agreement.

4.5 Dispute Resolution.  The Parties agree to resolve disputes concerning the following matters pursuant to this Section 4.5:  (i) the existence of a Title Defect, and (ii) the adequacy of Title Defect curative materials submitted pursuant to Section 4.4.b (collectively, the “Disputed Defect Matters”).  The Parties agree to attempt to initially resolve all disputes through good-faith negotiations.  Subject to Buyer’s and Seller’s right to terminate this Agreement under Article 10 prior to Closing, if the Parties cannot resolve such disputes on or before five (5) Business Days after Closing, the Disputed Defect Matters shall be submitted to binding arbitration in accordance with the procedures set forth in Section 14.5.d.  In such event, an amount equal to the Defect Values associated with the Disputed Defect Matters shall be withheld from the Purchase Price paid by Buyer to Seller at Closing, and the affected Assets shall be retained by Seller at Closing.  If, following binding arbitration, the Seller is obligated to sell and the Buyer is obligated to purchase the Assets or portions of the Assets affected by a Disputed Defect Matter, the closing date for the affected Assets shall occur within ten (10) Business Days following the decision of the arbitrators or as otherwise agreed to by the Parties.  “Business Day” means a day on which commercial banks located in Denver, Colorado are open for business.  Notwithstanding the foregoing, Closing shall occur on April 30, 2008 as to Assets which are not affected by a Disputed

Defect Matter, subject, however, to the rights of Seller and Buyer to terminate this Agreement under Article 10.

4.6 Casualty Loss.  After the Effective Time and prior to Closing, if a portion of the Assets is destroyed by fire or other casualty, or is taken or threatened to be taken in condemnation or under the right of eminent domain, (with such event being a “Casualty Loss”), Buyer shall purchase the Asset at Closing for the Allocated Value of the Asset reduced by the estimated cost to repair or replace such Asset (with equipment of similar utility).  At its sole option, Seller may elect to cure such Casualty Loss.  If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility and Seller shall be entitled to keep all associated insurance proceeds, if any.  If Seller cures the Casualty Loss to Buyer’s reasonable satisfaction, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof without any Purchase Price adjustment for such Casualty Loss.  In no event shall the watering out of a well, casing collapse, or breakage of equipment constitute a Casualty Loss.

ARTICLE 5
ENVIRONMENTAL MATTERS

5.1 Definitions.  For the purposes of the Agreement, the following terms shall have the following meanings:

a. Environmental Laws.  “Environmental Laws” shall mean all laws, rules, regulations, statutes, ordinances, decrees or orders of any Governmental Authority relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation final and binding requirements related to the foregoing imposed by (i) the terms and conditions of any license, permit, approval or other authorization by any Governmental Authority, and (ii) applicable judicial, administrative or other regulatory decrees, judgments and orders of any Governmental Authority.  The term “Environmental Laws” shall include, but not be limited to, the following statutes and the regulations promulgated thereunder, as currently in effect: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation Recovery Act, 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136, et. seq., and any similar state, federal or local statute or ordinance.

b. Governmental Authority.  “Governmental Authority” shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.

c. Environmental Defect.  “Environmental Defect” means a condition in, on or under the Assets (including, without limitation, air, land, soil, surface and subsurface strata, surface water, ground water, or sediments) that causes any portion of the Assets to be in material violation of an Environmental Law or a condition that can reasonably be expected to give rise to costs or liability under applicable Environmental Laws.

d. Remediation.  “Remediation” means actions or activities required to comply with Environmental Laws to (a) clean up or remove hazardous materials from the environment, (b) prevent or minimize the movement, leaching or migration of hazardous materials into the environment, (c) prevent, minimize or mitigate the release or threatened release of hazardous materials into the environment, or injury or damage from such release, and including without limitation, costs and expenses payable in connection with the foregoing for legal, engineering or other consultant services, for investigation, testing, sampling and monitoring, for boring excavation and construction, for removal, modifications or replacement of equipment or facilities, for labor and material, and for proper storage treatment and disposal of hazardous materials.

5.2 Environmental Assessment.  Buyer may conduct an on-site inspection, environmental assessment and compliance audit of the Assets (an “Environmental Assessment”) at Buyer’s cost and expense.  Seller shall provide Buyer with access to the Assets and to all information in Seller’s possession or control pertaining to the environmental condition of the Assets, including, but not limited to, status or any environmental audits, permits, records and assessments in Seller’s possession or control, and shall make available to Buyer all past or present personnel who would reasonably be expected to have knowledge or information regarding the environmental status or condition of the Assets.  Buyer shall provide Seller prior written notice of any environmental inspections and tests, including sampling activities, and Buyer shall give Seller the opportunity to participate in all such inspections and tests.  Buyer shall provide Seller, at no cost to Seller, all reports of environmental inspections and tests, provided that all such reports shall be deemed to be confidential between the parties and subject to the confidentiality provisions of Section 8.6.a of this Agreement.  Buyer agrees to release, indemnify, defend, and hold harmless Seller against all Losses (as defined in Section 14.3) arising from or related to the activities of Buyer, its employees, agents, contractors and other representatives in connection with Buyer’s Environmental Assessment regardless of the negligence or strict liability of Seller.

5.3 Adjustments for Environmental Defects Pre-Closing.

a. Notice of Environmental Defects.  Buyer shall provide Seller with written notice of any Environmental Defect which Buyer’s Environmental Assessment reveals and will provide evidence thereof.  Such notice and evidence shall be given on or before May 2, 2008.  Buyer will be deemed to have conclusively waived the right to adjust the Purchase Price with respect to any Environmental Defect about which it fails to notify Seller in writing prior to the expiration of the Due Diligence Period.

b. Defect Adjustments.  Upon receipt of a notice of Environmental Defect, Seller may, at its sole election prior to the Closing Date, either:  (i) agree with Buyer on an adjustment to the Purchase Price which shall be reflected on the Preliminary Settlement Statement, which adjustment shall reflect the cost to remediate such Environmental Defect (“Environmental Defect Value”); or (ii) in the event of the failure of the parties to come to agreement under (i), remove the affected Asset(s) from this Agreement and adjust the Purchase Price downward by the Allocated Value(s) of the excluded Asset(s) on the Preliminary Settlement Statement.  In no event will Seller have any obligation to remediate any such Environmental Defect unless Seller expressly agrees in writing to do so.

5.4 Environmental Dispute Resolution Pre-Closing.  The parties agree to resolve disputes concerning the following matters pursuant to this Section:  (i) the existence and scope of Environmental Defect, (ii) Buyer’s estimate of costs of Remediation of an Environmental Act and (iii) the effectiveness of Seller’s Remediation.  The parties agree to attempt to initially solve all disputes through good faith negotiations.  If the parties cannot resolve disputes regarding items (i), (ii) or (iii) on or before the Closing Date, the disputed matters will be finally determined by binding arbitration pursuant to Section 14.5.d.

5.5 Seller’s Indemnity.

a. Seller shall indemnify, hold harmless, release and defend Buyer from and against all damages, losses, claims, demands, causes of action, judgments and other costs (including but not limited to any civil fines, penalties, costs of assessment, clean-up, removal and remediation of pollution or contamination, and expenses for the modification, repair or replacement of facilities on the Lands) brought by any and all persons and any agency or other body of federal, state or local government, on account of any personal injury, illness or death, any damage to, destruction or loss of property, and any contamination or pollution of natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves any environmental condition of the Assets or Lands, which is created and arises prior to Closing, including, but not limited to, the presence, disposal or release of any material (whether hazardous, extremely hazardous, toxic or otherwise) of any kind in, on or under the Assets or the Lands before Closing (the “Pre-Closing Environmental Liabilities”).

b. Seller’s indemnification obligations shall extend to and include, but not be limited to the following with respect to Pre-Closing Environmental Matters:  (i) the negligence or other fault of Seller, Buyer, third parties and its agents, whether such negligence is active or passive, joint, sole or concurrent, (ii) Seller’s or Buyer’s strict liability, and (iii) Seller’s or Buyer’s liabilities or obligations under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 466 et seq., the Safe Drinking Water Act (14 U.S.C. §§ 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601-2629), the Clean Air Act (42 U.S.C. § 7401 et seq.) as amended, the Clean Air Act Amendments of 1990 and all state and local laws and any replacement or successor legislation or regulation thereto.  This indemnification shall be in addition to any other indemnity provisions contained in this Agreement, and it is expressly understood and agreed that any terms of this article shall control over any conflicting or contradicting terms or provisions contained in this Agreement.

c. Seller’s indemnification shall not extend to matters or conditions for which an adjustment of the Purchase Price was made pursuant to Section 5.3.b(i).

5.6 Buyer’s Indemnity.

a. Except for Excluded Assets, Buyer shall indemnify, hold harmless, release and defend Seller from and against all damages, losses, claims, demands, causes of action, judgments and other costs (including but not limited to any civil fines, penalties, costs of assessment, clean-up, removal and remediation of pollution or contamination, and expenses for the modification, repair or replacement of facilities on the Lands) brought by any and all persons and any agency or other body of federal, state or local government, on account of any personal injury, illness or death, any damage to, destruction or loss of property, and any contamination or pollution of natural resources including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves any environmental condition of the Assets or Lands, which is created and arises after Closing, including, but not limited to, the presence, disposal or release of any material (whether hazardous, extremely hazardous, toxic or otherwise) of any kind in, on or under the Assets or the Lands after Closing (the “Post-Closing Environmental Liabilities”).

b. Buyer’s indemnification obligations shall extend to and include, but not be limited to the following with respect to Post-Closing Environmental Matters:  (i) the negligence or other fault of Buyer, third parties, and its agents, whether such negligence is active or passive, joint, sole or concurrent, (ii) Seller’s or Buyer’s strict liability, and (iii) Seller’s or Buyer’s liabilities or obligations under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 466 et seq.), the Safe Drinking Water Act (14 U.S.C. §§ 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601-2629), the Clean Air Act (42 U.S.C. § 7401 et seq.) as amended, the Clean Air Act Amendments of 1990 and all state and local laws and any replacement or successor legislation or regulation thereto.  This indemnification shall be in addition to any other indemnity provisions contained in this Agreement, and it is expressly understood and agreed that any terms of this Section shall control over any conflicting or contradicting terms or provisions contained in this Agreement.

ARTICLE 6
SELLER’S REPRESENTATIONS

Seller makes the following representations and warranties as of the date of this Agreement and as of Closing:

6.1 PetroHunter Energy Entity Representations.  PetroHunter Energy is a corporation duly organized and validly existing pursuant to the laws of the State of Maryland.

6.2 PetroHunter Operating Entity Representations.  PetroHunter Operating is a corporation duly organized and validly existing pursuant to the laws of the State of Maryland.

6.3 Power.  Seller has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement and convey the Assets.  The execution and delivery of this Agreement, consummation of the Transaction, and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of the governing documents of Seller or any material provision of any agreement or instrument to which Seller is a party or by which Seller is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller.

6.4 Authorization and Enforceability.  The execution, delivery and performance of this Agreement and the Transaction have been duly and validly authorized by all requisite action on Seller’s part.  This Agreement constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

6.5 Liability for Brokers’ Fees.  Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Buyer shall have any responsibility whatsoever.

6.6 No Bankruptcy.  There are no bankruptcy proceedings pending, being contemplated by, or to Seller’s knowledge, based upon reasonable inquiry and investigation, threatened against Seller.

6.7 Litigation.  Except as set forth on Schedule 6.7, Seller has not received written notice of any pending proceeding, notice of violation, action, suit, claim or investigation before any federal, state or other governmental court, or agency involving the ownership, operation or environmental condition of the

Leases.  Except as set forth on Schedule 6.7, there is no action, suit, proceeding, protest, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Seller’s knowledge, threatened, against Seller before any governmental authority that impedes or is likely to impede Seller’s ability to consummate the Transaction or to assume the liabilities to be assumed by Seller under this Agreement.

6.8 Taxes.  All taxes and assessments pertaining to the Assets based on ownership of the Assets for all taxable periods prior to the taxable period in which this Agreement is executed have been properly paid.  All income taxes and obligations relating thereto that could result in a lien or other claim against any of the Leases have been properly paid, unless contested in good faith by appropriate proceeding.

6.9 Tax Partnerships.  The Assets are not subject to any tax partnership agreements requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

6.10 Agreements.  All of the material agreements pertaining to the Leases and Lands, which affect the interest being acquired by Buyer in the Assets pursuant to this Agreement, or Buyer’s exploration, development, or production operations on the Leases and Lands, including surface use agreements, or the gathering and transportation of Hydrocarbons produced from the Leases and Lands (the “Material Agreements”), are listed on Schedule 6.10.

6.11 Prepayments.  Except as set forth on Schedule 6.10, there are no agreements involving any prepayments for production or any agreements requiring the delivery of oil, gas or other minerals produced from or allocated to any of the Leases at some future time without receiving full payment therefor at the time of delivery.

6.12 Hydrocarbon Sales Contracts.  Except as set forth on Schedule 6.10, no Hydrocarbons are subject to a sales contract (other than division orders or spot sales agreements terminable on no more than 30 days notice) and no person has any call upon, option to purchase or similar rights with respect to the production from the Assets.

6.13 Hedging Arrangements.  The Leases are not subject to any gas sales, gathering or transportation contracts which include provisions for hedging, price risk management or other such financial arrangements or transactions, which will affect or burden the Leases from and after the Closing Date.

6.14 Preferential Rights to Purchase and Areas of Mutual Interest.  There are no preferential rights to purchase or area of mutual interest obligations which entitle any third party to receive a portion of Seller’s interest in the Assets or that would obligate Buyer to offer any portion of oil and gas rights or interests acquired by Buyer in the Lands or the area of the Assets after Closing.

6.15 Third-Party Consents.  Except for consents that are Permitted Encumbrances, or are identified on Schedule 6.15, no third-party consents are required for Seller’s assignment and conveyance of the Assets to Buyer.

6.16 Leases.  All bonuses, rentals, royalties, shut-in royalty payments and other payments due under the Leases have been properly and timely paid and the Leases are in full force and effect, subject to an amendment to the Furr Lease currently being negotiated among Seller, Buyer, and the lessor.

6.17 Surface Use Agreements.  With the exception of Lease provisions, including provisions set forth in recorded addendums to Leases, and agreements listed on Schedule 6.10, there are no surface use agreements to which Seller is a party covering any portion of the Lands.  With the exception of the surface use agreements and conservation easements identified on Schedule 6.10, there are no access or surface use restrictions, limitations or conditions applicable to oil and gas operations on the Lands.

6.18 Liens and Encumbrances.  Except for (i) the burdens and obligations created by or arising under the Leases, (ii) Permitted Encumbrances, and (iii) liens of Scheduled Creditors, as defined below, as to the amounts shown on Schedule 6.18, there are no loan agreements, promissory notes, pledges, mortgages, guaranties, security agreements, financing statements, mechanics liens, judgment liens or other liens or encumbrances of any type, which are secured by or constitute a lien or encumbrance on the Assets.  Schedule 6.18 is a full and complete list of all (i) senior, secured, unsecured and trade creditors owed $10,000 or more by Seller and comprises creditors whose aggregate debt against Seller constitutes not less than 85% of all Seller’s outstanding debt and (ii) all unpaid amounts owed lessors of the Leases and surface owners for use of, damages to or access to the Lands.  Creditors, lienholders, lessors and surface owners identified on Schedule 6.18 are referred to as the “Scheduled Creditors.”

6.19 Imbalance Volumes.  There do not exist any gas imbalances other than those listed in Exhibit E (i) which are with gatherers, processors, or transporters or with co-tenants or working interest owners in a well, unit, or field (ii) which are associated with the Assets and (iii) where Seller has received a quantity of gas prior to the Effective Time for which Buyer will have a duty after the Effective Time to deliver an equivalent quantity of gas or pay a sum of money.

6.20 Lease Burdens.  All obligations of Seller to assign or convey overriding royalty interests, production payments, net profits interests or any other burden on the Leases and Wells have been performed, and all instruments reflecting such burdens have been recorded, or have been provided to Buyer and will be recorded by April 30, 2008, in the real property records where the applicable Lease or Well is located.

6.21 Compliance with Law.  Seller has not received a written notice of a material violation of any statute, law, ordinance, regulation, permit, rule or order of any federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to the Assets or operations on the Assets, which remains uncured.

6.22 Outstanding Commitments, AFEs and Invoices.  Seller has incurred no expenses, and has made no commitments to make expenditures in connection with the ownership or operation of the Assets after the Effective Time, other than with respect to routine operations performed in the ordinary course of operating the existing wells on the Assets, which operations are, in the aggregate, estimated to cost $25,000.00 or less, net to Seller’s interest, and (ii) no proposals or authorities for expenditures are currently outstanding (whether made by Seller or by any other party) to drill additional wells, or to deepen, plug back, or rework existing wells, or to conduct other operations on the Assets for which consent is required under the applicable operating agreement or to abandon any wells on the Assets, or to conduct any other operation on the Assets.

6.23 Plugging and Abandonment Obligations.  There are no wells which are required to be plugged and abandoned at the present time under applicable governmental laws, rules and regulations or the terms of any Lease or agreement to which Seller is a party.

ARTICLE 7
BUYER’S REPRESENTATIONS

Buyer makes the following representations and warranties as of the date of this Agreement and as of Closing:

7.1 Organization and Standing.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business in the State of Colorado.

7.2 Power.  Buyer has all requisite corporate power and authority to carry on its business as presently conducted and to enter into this Agreement and to acquire the Assets.  The execution and delivery of this Agreement, consummation of the Transaction, and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of Buyer’s articles of incorporation or bylaws or any material provision of any agreement or instrument to which Buyer is a party or by which Buyer is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to it.

7.3 Authorization and Enforceability.  The execution, delivery and performance of this Agreement and the Transaction have been duly and validly authorized by all requisite corporate action on Buyer’s part.  This Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

7.4 Liability for Brokers’ Fees.  Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Seller shall have any responsibility whatsoever.

7.5 No Bankruptcy.  There are no bankruptcy proceedings pending, being contemplated by, or to Buyer’s knowledge, based upon reasonable inquiry and investigation, threatened against Buyer.

7.6 Litigation.  There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer’s knowledge, threatened in writing, against Buyer before any governmental authority that impedes or is likely to impede Buyer’s ability to consummate the Transaction and to assume the liabilities to be assumed by Buyer under this Agreement.

ARTICLE 8
PRE-CLOSING OBLIGATIONS

As to the period of time from the execution hereof until Closing, Seller and Buyer covenant and agree as follows:

8.1 Operations Prior to Closing.  From the date of execution hereof to the Closing, Seller will operate the Assets in a good and workmanlike manner and consistent with past practices.  Seller agrees to maintain the insurance now in effect with respect to the Assets through the date of Closing.  From the date of execution of this Agreement to the Closing Date, Seller shall pay or cause to be paid its proportionate shares of all Property Expenses incurred in connection with the ownership or operation of the Assets.

8.2 Restriction on Operations.  Except in the case of an emergency, Seller will promptly inform Buyer of all requests for commitments to expend funds in excess of $25,000 per activity net to Seller’s interests conducted on or with respect to the Assets, and will keep Buyer timely informed of all material developments affecting any of the Assets.  Without the prior written consent of Buyer, Seller shall not:

a. enter into any new agreements or commitments with respect to the Assets which extend beyond the Closing;

b. commit to or incur any expenditures in excess of $25,000 (net to Seller’s interest) with respect to any part of the Assets;

c. make any nonconsent elections with respect to operations affecting the Assets;

d. abandon any Well or release (or permit to terminate), or modify or reduce its rights under all or any portion of any of the Leases;

e. modify or terminate any of the Material Agreements or waive or relinquish any right thereunder;

f. agree to any renegotiated price, take or other terms under existing gas purchase agreements;

g. agree to any credit or prepayment arrangement that would reduce the share of gas deliverable with respect to the Assets following the Effective Time;

h. enter into any agreement or instrument for the sale, treatment, or transportation of production from the Assets (except for sales agreements terminable on no more than 30 days’ notice);

i. create any material gas imbalance affecting the Assets; or

j. encumber, sell or otherwise dispose of any of the Assets, other than personal property that is replaced by equivalent property or consumed in the normal operation of the Assets.

For the purposes of obtaining the written consents required in this Section 8.2, Buyer designates the persons set forth in Section 15.3.  Such consents may be given in writing by overnight courier or facsimile transmission.

8.3 Legal Status.  Buyer and Seller shall use all reasonable efforts to maintain their respective legal statuses from the date hereof until the Closing Date and to assure that as of the Closing Date they will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of the Transaction.

8.4 Notices of Claims.  Seller shall promptly notify Buyer and Buyer shall promptly notify Seller, if, between the date hereof and the Closing Date, Seller or Buyer, as the case may be, receives notice of any claim, suit, action or other proceeding of the type referred to in Sections 6.6 and 7.6.

8.5 Compliance with Laws.  During the period from the date of this Agreement to the Closing Date, Seller shall attempt in good faith to comply in all material respects with all applicable statutes, ordinances, rules, regulations and orders relating to the ownership and operation of the Leases.

8.6 Government Reviews and Filings.  Before and after the Closing, Buyer and Seller shall cooperate to provide requested information, make required filings with, prepare applications to and conduct negotiations with each governmental agency as required to consummate the Transaction.  Each Party shall make any governmental filings occasioned by its ownership or structure.  Buyer shall make all filings after the Closing at its expense with governmental agencies necessary to comply with laws and shall indemnify and hold harmless Seller from and against all claims, costs, expenses, liabilities and actions arising out of Buyer’s holding of title after the Closing and prior to the securing of any necessary governmental approvals of the transfer.

8.7 Confidentiality of Data and Information.  All data and information obtained from Seller in connection with the Transaction whether before or after the execution of this Agreement, including data and information generated by Buyer in connection with this Transaction (collectively, the “Information”) is deemed by the Parties to be confidential and proprietary to Seller.  Buyer shall take reasonable steps to ensure that Buyer’s employees, consultants and agents comply with the provisions of this Section 8.7.  Until completion of the Closing, except as required by law, Buyer and its officers, agents and representatives will hold in strict confidence the terms of this Agreement and all Information, except any Information which:  (i) at the time of Seller’s disclosure to Buyer is in the public domain; (ii) after Seller’s disclosure to Buyer becomes part of the public domain by publication or otherwise, except by Buyer’s breach of this commitment; (iii) Buyer can establish by competent proof that Buyer was rightfully in its possession at the time of Seller’s disclosure to Buyer; (iv) Buyer rightfully receives from third parties free of any obligation of confidence; (v) is disclosed to Buyer’s consultants, investors and lenders who similarly agree to protect the confidentiality of such Information and agree to use such Information only for their due diligence evaluation of the Assets; or (vi) is developed independently by Buyer, provided that the person or persons developing the Information shall not have had access to the Information.  The terms of this Section 8.7 shall survive termination of this Agreement for a period of two years from the Effective Time.

ARTICLE 9
CONDITIONS TO CLOSING

9.1 Buyer’s Conditions.  The obligations of Buyer at Closing are subject, at the option of Buyer, to the satisfaction on or prior to the Closing of the following conditions precedent:

a. Representations, Warranties and Covenants.  All of Seller’s representations and warranties contained in Article 6 of this Agreement shall be true in all material respects at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing, and Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects and in form acceptable to Buyer in its sole judgment;

b. No Action.  No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing;

c. Title Defects.  The aggregate value of all uncured Title Defects and Environmental Defects as of Closing does not exceed ten percent (10%) of the Purchase Price;

d. Dismissal of Furr Lawsuit.  Seller has obtained and delivered to Buyer a stipulated settlement agreement and signed court order dismissing with prejudice all claims asserted in action styled David L. Furr v. PetroHunter Operating Company, Apollo Energy, LLC and MAB Resources, LLC, Case No. 2008CV40, District Court, Garfield County, Colorado, with both the settlement agreement and court order expressly binding on successors and assigns and in forms acceptable to Buyer;

e. Ratification of Furr Lease.  Seller has obtained and delivered to Buyer a ratification of Oil and Gas Lease from David L. Furr to Apollo Energy, LLC dated November 17, 2005, effective November 1, 2005, a Memorandum of which is recorded in Book 1784, Page 507, Garfield County (the “Furr Lease”), in form acceptable to Buyer, providing, among other provisions, that the Furr Lease continues in full force and effect for a period of time adequate in Buyer’s sole judgment for the lessee to satisfy any lease requirements of well drilling, testing, completion or other operations and for obtaining a well or wells capable of producing Hydrocarbons in paying quantities;

f. Ratifications and Extensions of Jolley Leases.  Seller has obtained and delivered to Buyer ratifications and one-year extensions of (i) Oil and Gas Lease from M. Carter Jolley, Jr. to Apollo Energy, LLC dated November 1, 2005, a Memorandum of which is recorded in Book 1768, Page 771, Garfield County and (ii) Oil and Gas Lease from M. Carter Jolley, Jr. to Apollo Energy, LLC dated January 25, 2006, effective February 1, 2009, a Memorandum of which is recorded in Book 1784, Page 208, Garfield County, and at Reception No. 2341180, Mesa County (the “Jolley Leases”);

g. Termination of Apollo Agreement.  .  Seller has obtained and delivered to Buyer (i) written terminations and releases, effective as of the Effective Date, of Lease Acquisition and Development Agreement by and between MAB Resources, LLC, ATEC Energy Ventures, LLC, Apollo Energy, LLC and Apollo Nominees dated November 4, 2005, in recordable form acceptable to Buyer, and (ii) a release and assignment from Apollo Energy, LLC, to Seller, releasing and assigning any claim for an overriding royalty interest in Oil and Gas Lease from EnCana Oil & Gas (USA) Inc. to PetroHunter Operating Company, dated December 10, 2007, recorded at Reception No.739253, Garfield County, Colorado.

h. Remediation of Furr and Reppo Pits.  Seller has conducted all necessary remediation of mud pits on the Furr Lease and Oil and Gas Lease from Steven W. Weller and Toni L. Weller, et al. to MAB Resources, LLC dated February 15, 2006, recorded in Book 1802, Page 933, Garfield County, in full compliance with all applicable Environmental Laws; and Seller has provided to Buyer written evidence of Colorado Oil and Gas Conservation Commission (“COGCC”) inspection and certification of compliance with COGCC rules and regulations;

i. Termination of Clear Creek Agreements.  Seller has obtained and delivered to Buyer written terminations and releases, effective as of the Effective Time, of all gathering, transportation and similar agreements between Seller and Clear Creek Energy Services, LLC.

j. Release of Global Project Finance AG Mortgage.  .  Seller has obtained and delivered to Buyer a release of Deed of Trust, Security Agreement, Assignment, Financing Statement and fixture Filing, dated May 21, 2007, from PetroHunter Operating Company (formerly GSL Energy Corporation) a Maryland corporation to the Public Trustees of Garfield, Mesa and Rio Blanco Counties, Colorado for the benefit of Global Project Finance AG, and recorded in Garfield County at Reception No. 723805 (the “Global Mortgage”), insofar as the same covers the Assets and in sufficient counterparts to facilitate recording.

k. Release of CCES Deed of Trust.  Seller has obtained and delivered to Buyer a release of Second Deed of Trust, Security Agreement, Financing Statement and Fixture Filing, dated January 29, 2008, from PetroHunter Energy Corporation, a Maryland corporation, and PetroHunter Operating Company, f/k/a GSL Energy Corporation, a Maryland corporation to the Public Trustees of Garfield, Mesa and Rio Blanco Counties, Colorado, for the benefit of CCES Piceance Partners I, LLC, and recorded in Garfield County at Reception No. 744541 (the “CCES Mortgage”), insofar as the same covers the Assets and in sufficient counterparts to facilitate recording.

l. Creditor Agreements.  Seller has obtained and delivered to Buyer written agreements in form acceptable to Buyer from Seller’s creditors holding in aggregate not less than 85% of Seller’s outstanding debt, pursuant to which such creditors agree to the amount of their debt against Seller (the “Creditor Settlement Amounts”) and agree to provide Buyer, upon payment of the applicable Creditor Settlement Amounts out of the Escrow Account, with a full recordable release of liens and claims in form acceptable to Buyer of any and all liens and claims against the Assets held by such creditors (the “Creditor Releases”);

m. MAB Resources, LLC Disclaimer.  Seller has obtained and delivered to Buyer a disclaimer, release and assignment of all right, title, interest and claims of MAB Resources, LLC, its members and any affiliated entity, in the Assets;

n. Delivery of Reppo Wissler Area Title Opinion.  Seller shall deliver to Buyer a legal title opinion, covering Seller’s interest in the Reppo Wissler Area; and

o. Access and Surface Use.  Buyer shall have satisfied itself that access to and surface use in connection with each Well and undeveloped location identified on Exhibit B are not subject to limitations, restrictions, conditions, compensation for use or damage provisions, which in Buyer’s sole judgment are unacceptable to Buyer.

p. Hagen Road Access Agreement.  Seller has obtained and shall assign to Buyer at Closing a road access agreement, providing for a right-of-way across the SE/4SW/4 of Section 15, T. 7 S., R. 95 W., 6th P.M., in form acceptable to Buyer, between Seller and Kenneth Hagen and Christie Hagen.

9.2 Seller’s Conditions.  The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction at or prior to Closing of the following conditions precedent:

a. Representations, Warranties and Covenants.  All of Buyer’s representations and warranties contained in Article 7 of this Agreement shall be true in all material respects at and as of the Closing in accordance with their terms as if such representations were remade at and as of the Closing and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects;

b. No Action.  No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing; and

c. Title Defects.  The aggregate value of all uncured Title Defects and Environmental Defects as of Closing does not exceed ten percent (10%) of the Purchase Price.

ARTICLE 10
RIGHT OF TERMINATION AND ABANDONMENT

10.1 Termination.  This Agreement may be terminated in accordance with the following provisions:

a. by Buyer if any of the conditions set forth in Section 9.1 are not satisfied, through no fault of Buyer, or waived by Buyer in writing, as of the Closing Date;

b. by Seller if any of the conditions set forth in Section 9.2 are not satisfied, through no fault of Seller, or waived by Seller in writing, as of the Closing Date; or

c. by Buyer or Seller if, through no fault of the Party claiming termination, the Closing does not occur on or before the date specified in Section 11.1; or

d. by Buyer or Seller if the aggregate value of all uncured Title Defects and Environmental Defects as of Closing exceeds ten percent (10%) of the Purchase Price.

e. by Buyer if the conditions for payment of the escrowed Purchase Price in accordance with Article 11, with the exception of Buyer’s Performance Deposit, as defined in Section 12.1, are not satisfied on or before May 30, 2008, at 5:00 p.m., Mountain Time.

10.2 Liabilities Upon Termination.

a. Buyer’s Default.  If the Transaction is not consummated on or before the Closing Date by reason of Buyer’s wrongful failure to tender performance at Closing, and if Seller is not in material default under the terms of this Agreement and is ready, willing and able to close, and Seller terminates this Agreement, Buyer shall pay Seller One Hundred Thousand Dollars ($100,000) as a “Liquidated Damages Payment” and as Seller’s sole and exclusive remedy for failure of the Transaction to close.  Seller and Buyer agree that Seller’s damages if Buyer fails to close are difficult to measure and both Seller and Buyer agree that the amount of the Liquidated Damages Payment bears a reasonable relationship to and is a reasonable estimation of such damages.  After termination of the Agreement, Buyer shall have no further obligation or liability to Seller under this Agreement except for the provisions of Section 8.7.

b. Seller’s Default.  If the Transaction is not consummated on or before the Closing Date by reason of Seller’s wrongful failure to tender performance at Closing and if Buyer is not in material default under this Agreement and is ready, willing and able to close, the Escrow Agent shall return any funds in its possession, and any accrued interest, to Buyer not later than 10 days after the determination that Closing will not occur, or Buyer may pursue specific performance of this Agreement, and in any event Buyer shall have all other remedies available to it for Seller’s wrongful failure to close.

c. Other Termination.  If Seller and Buyer agree to terminate this Agreement, each Party shall release the other Party from any and all liability for termination of this Agreement, except the provisions of Section 8.7.

ARTICLE 11
CLOSING

11.1 Date of Closing.  Subject to the conditions stated in this Agreement, consummation of the Transaction (the “Closing”) shall be held on or before April 30, 2008.  The date the Closing actually occurs is called the “Closing Date.”

11.2 Place of Closing.  The Closing shall be held on the Closing Date at Holland & Hart LLP’s offices in Denver, Colorado at 10:00 a.m. or at such other time and place as Seller and Buyer may agree in writing.

11.3 Title Escrow Agent.  The Parties and the Scheduled Creditors shall agree upon a third party to take possession on or before one (1) day prior to the Closing Date of all instruments required to be executed and delivered to Buyer under Sections 11.4.d, 11.4.e, 11.4.f and 11.4.i (the “Title Escrow Agent”).

11.4 Closing Obligations.  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

a. Seller’s Certificates.  Seller shall deliver to Buyer Officer’s Certificates in the form of Exhibit E.

b. Buyer Certificate.  Buyer shall deliver to Seller an Officer’s Certificate in the form of Exhibit F.

c. Non-Foreign Status. Seller shall deliver to Buyer affidavits of non-foreign status and no requirement for withholding under Section 1445 of the Internal Revenue Code in the form of Exhibit G.

d. Assignment.  Seller and Buyer shall execute, acknowledge and deliver to the Title Escrow Agent an Assignment and Bill of Sale, conveying the Assets to Buyer effective as of the Effective Time (in sufficient counterparts to facilitate filing and recording) substantially in the form of Exhibit H, conveying the Assets with a special warranty of title by, through and under Seller but not otherwise;

e. Governmental Forms of Transfer.  Seller and Buyer shall execute and deliver to the Title Escrow Agent such other assignments or transfers necessary to transfer the Assets to Buyer, including without limitation any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of governmental regulations.

f. Scheduled Creditor Releases.  The Scheduled Creditors, or certain Scheduled Creditors to be specified in writing by Buyer, shall execute and deliver the Creditor Releases to the Title Escrow Agent on or before one (1) day prior to the Closing Date.

g. Settlement Statement.  Buyer and Seller shall execute and deliver the Preliminary Settlement Statement;

h. Purchase Price.

i. Buyer shall deposit into the Escrow Account the Closing Amount by wire transfer of immediately available funds;

ii. Upon Buyer’s confirmation that all Scheduled Creditors (as defined in Section 6.18) have been paid in full and that assignments and/or releases of all such liens and claims, in forms acceptable to Buyer, have been executed and delivered to the Escrow Agent by such parties, Seller and Buyer shall execute and deliver written instructions to the Escrow Agent instructing the Escrow Agent (1) to transfer the Creditor Settlement Amounts to the Scheduled Creditors by wire transfer of immediately available funds; (2) retain in the Escrow Account an amount equal to the sum of Five Hundred Thousand Dollars ($500,000) as the Buyer’s Performance Deposit, as defined in Section 12.1 and the Title Escrow Amount, as defined in Section 4.4.b.iv., and (3) transfer an amount equal to the Closing Amount less Creditor Settlement Amounts, Buyer’s Performance Deposit and the Title Escrow Amount to Seller by wire transfer of immediately available funds; and

iii. Upon confirmation by the Title Escrow Agent that all wire transfers of Creditor’s Settlement Amounts and the amount due Seller at Closing under Section 11.4.h.ii.(3) have been received, the Title Escrow Agent shall deliver to Buyer all instruments delivered to the Title Escrow Agent under Sections 11.4.d, 11.4.e, 11.4.f and 11.4.i. 00

i. Change of Operator.  Seller and Buyer shall execute and deliver to the Title Escrow Agent all required change of operator forms and notices;

j. Possession.  Seller shall deliver to Buyer possession of the Assets; and

k. Records.  Seller shall deliver the Records to Buyer.

ARTICLE 12
POST-CLOSING OBLIGATIONS

12.1 Buyer’s Performance Deposit.  Five Hundred Thousand Dollars ($500,000) shall be retained in the Escrow Account for 91 days following Closing to cover Defect Values related to Title Defects which have not been cured by Seller on or before the Closing Date and Losses, as defined in Section 14.3, incurred by Buyer as a result of breach of Seller’s representations and warranties in Article 6 of this Agreement or Seller’s failure to perform all covenants and agreements required to be performed and satisfied by Seller under this Agreement.

12.2 Post-Closing Adjustments.  As soon as practicable after the Closing, but on or before 90 days after Closing, Seller shall prepare and deliver to Buyer a final settlement statement (the “Final Settlement Statement”) setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (the “Final Purchase Price”).  As soon as practicable after receipt of Seller’s proposed Final Settlement Statement, but on or before 15 days after receipt of Seller’s proposed Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement.  Buyer’s failure to deliver to Seller a written report detailing changes to the proposed Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller.  The parties shall endeavor to agree with respect to the changes proposed by Buyer, if any, no later than 15 days after receipt by Seller of Buyer’s comments to the proposed Final Settlement Statement.  The date upon which such agreement is reached or upon which the Final Purchase Price is established for the transaction shall be called the “Final Settlement Date.”  If the Final Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference.  If the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference.  Any payment by Buyer or Seller shall be by wire transfer of immediately available funds.  Any such payment shall be within five days of the Final Settlement Date.

12.3 Dispute Resolution.  If the Parties are unable to resolve disputes concerning the Final Settlement Statement or Final Purchase Price on or before 30 days after the Final Settlement Statement is received by Buyer, such disputes shall be resolved in accordance with Section 14.5.d.

12.4 Records.  Records shall be available for pick up by Buyer on the Closing Date.  Seller may retain copies of the Records and shall be granted reasonable access, during ordinary business hours and with reasonable notice to those records provided to Buyer for any future needs which may arise out of Seller’s ownership of the Assets.

12.5 Transfer Taxes and Recording Fees.  Buyer shall pay all transfer taxes occasioned by the sale or transfer of the Leases and all governmental filing and recording fees required in connection with the processing, filing, or recording of any assignments.

12.6 Further Assurances.  From time to time after Closing, Buyer and Seller shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to more effectively assure the other the full beneficial use and enjoyment of the Assets and otherwise to accomplish the purposes of the Transaction.

12.7 EnCana Road Maintenance Agreement.  For a period of up to 120 days from Closing, Seller reserves the exclusive right to: (a) negotiate a road access and maintenance agreement for execution by Buyer and EnCana Oil & Gas (USA) Inc. ("EnCana"), and (b) collect funds of up to $250,000 from EnCana to reimburse Seller for the construction cost of the road that Seller constructed leading to Pad #1 in Section 15, T7S, R95W, Garfield County, Colorado (the “Furr Road Agreement”).   Buyer shall have the right to accept or reject the Furr Road Agreement, in its sole discretion.  Said agreement must be executed by both Buyer and EnCana in order for it to be effective.  In the event Buyer does not enter into the Furr Road Agreement, Buyer shall have no liability to Seller for Seller's inability to obtain the above-described reimbursement from EnCana.

ARTICLE 13
TAX MATTERS

13.1 Apportionment of Tax Liability.  “Taxes” shall mean all ad valorem, property, production, excise, net proceeds, severance and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes.  All Taxes based on or measured by production of Hydrocarbons shall be deemed attributable to the period during which such production occurred and not attributable to the year in which such Taxes are assessed.  The apportionment of Taxes between the Parties shall take place as an adjustment to the Purchase Price pursuant to Sections 2.2 and 12.1 in the Preliminary Settlement Statement for Taxes for which information is available at Closing and in the Final Settlement Statement for all remaining Taxes, using estimates of such Taxes if actual numbers are not available.

13.2 Tax Reports and Returns.  Seller agrees to file all tax reports and returns required to be filed prior to Closing and Buyer agrees to file all tax reports and returns required to be filed after Closing.  The non-filing Party agrees to provide the filing Party with all information in or ascertainable from their records necessary to file any required tax reports and returns related to the Assets.  Buyer agrees to pay all Taxes due and payable with respect to the Assets after Closing subject to the provisions of Sections 13.1 and 12.4.

13.3 Sales Taxes.  Buyer shall be liable for and shall indemnify Seller for, any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement.  If required by applicable law, Seller shall, in accordance with applicable law, calculate and remit any sales or similar taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly reimburse Seller therefor.  If Seller receives notice that any sales and/or use taxes are due, Seller shall promptly forward such notice to Buyer for handling.

13.4 Tax Information.  Buyer and Seller shall cooperate and agree upon allocation of the proceeds for the respective properties and shall agree to file any necessary tax forms with the United States Internal Revenue Service.

ARTICLE 14
ASSUMPTION AND RETENTION OF OBLIGATIONS
AND INDEMNIFICATION

14.1 Buyer’s Assumption of Liabilities and Obligations.  Upon Closing, Buyer shall assume and pay, perform, fulfill and discharge all duties, claims, costs, expenses, liabilities and obligations (the “Liabilities”) accruing or relating to (i) the owning, operating or maintaining of the Assets to the extent such Liabilities relate to periods on or after the Effective Time, including without limitation the Post-Closing Environmental Liabilities (the “Buyer’s Liabilities”) and (ii) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement (together, the “Assumed Liabilities”).

14.2 Seller’s Retention of Liabilities and Obligations.  Upon Closing, Seller shall retain all Liabilities, accruing or relating to (i) the owning, operating or maintaining of the Assets to the extent such Liabilities relate to periods prior to the Effective Time, but including without limitation the payment of royalties, overriding royalties and Taxes attributable to the period of time prior to the Effective Time and the Pre-Closing Environmental Liabilities; (ii) any injury, death, casualty, tortious action or inaction occurring on or attributable to the Assets and attributable to the period of time prior to the Closing Date, (iii) employee-related claims of Seller attributable to the period of time prior to the Closing Date (Subsections 14.2(i) through (iii) being the “Seller’s Liabilities”), and (v) any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement (collectively, the “Retained Liabilities”).

14.3 Indemnification.  “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, diminution of value of an Asset, loss of profits incurred by a Party or Loss incurred as a result of the indemnified Party indemnifying a third party.

After the Closing, Buyer and Seller shall indemnify each other as follows:

a. Seller’s Indemnification of Buyer.  Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer,

its officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) Seller’s Liabilities, (ii) any breach of any representation or warranty made by Seller, (iii) any breach by Seller of their special warranty of title for the Assets contained in any conveyance, and (iv) any breach by Seller of this Agreement.

b. Buyer’s Indemnification of Seller.  Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, Seller’s partners, employees and agents, from and against all Losses which arise from or in connection with (i) Buyer’s Liabilities, and (ii) any breach of any representation or warranty made by Buyer, and (iii) any breach by Buyer of this Agreement.

14.4 Release.  Buyer shall be deemed to have released Seller at the Closing from any Losses for which Buyer has agreed to indemnify Seller hereunder, and Seller shall be deemed to have released Buyer at the Closing from any Losses for which Seller has agreed to indemnify Buyer hereunder.

14.5 Procedure.  The indemnifications contained in Section 14.3 shall be implemented as follows:

a. Coverage.  Such indemnity shall extend to all Losses suffered or incurred by the indemnified party.

b. Claim Notice.  The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) stating:  (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed.  The amount claimed shall be paid by the Indemnifying Party to the extent required herein within 30 days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

c. Information.  Within 20 days after the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Article 14 (“Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party.  If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim.  At the election of the Indemnifying Party made within 60 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent.  If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter.  In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article 14 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense.  If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

d. Dispute.  Other than with respect to a Claim based on an issue for which another method of dispute resolution is provided in this Agreement, if the existence of a valid Claim or amount to be paid by an Indemnifying Party is in dispute, the Parties agree to submit determination of the existence of a valid Claim or the amount to be paid pursuant to the Claim Notice to binding arbitration in Denver, Colorado, such arbitration to be conducted as follows:  The arbitration proceeding shall be governed by Colorado law and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), with discovery to be conducted in accordance with the Federal Rules of Civil Procedure, and with any disputes over the scope of discovery to be determined by the arbitrators.  The arbitration shall be before a three person panel of neutral arbitrators, consisting of one person from each of the following categories:  (1) an attorney who has practiced in the area of oil and gas law for at least ten years; (2) a retired judge at the Colorado or United States District Court or Appellate Court level; and (3) a person with at least ten years of oil and gas industry experience as a petroleum engineer.  The AAA shall submit a list of persons meeting the criteria outlined above for each category of arbitrator, and the Parties shall select one person from each category in the manner established by the AAA.  If the Parties cannot agree, AAA shall select the arbitrator(s) on which the Parties cannot agree.  The arbitrators will have no authority to award punitive damages or any other damages not measured by the prevailing Party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of the Agreement.  The arbitrators shall conduct a hearing no later than 30 days after submission of the matter to arbitration.  At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel.  Adherence to formal rules of evidence shall not be required but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate.  Any award entered in the arbitration shall be made in writing and any payment due pursuant to the arbitration shall be made within 15 days of the arbitrators’ award.  The award of the arbitrators need not be accompanied by a reasoned opinion.  The arbitrator shall award to the prevailing Party, if any, as determined by the arbitrator, all of its costs and fees.  “Costs and fees” means all reasonable pre-award expenses of an arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying, telephone, court costs, witness fees, and reasonable attorneys’ fees.  The award may be filed in a court of competent jurisdiction and may be enforced by any Party as a final judgment of such court.

14.6 Reservation as to Non-Parties.  Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.

ARTICLE 15
MISCELLANEOUS

15.1 Exhibits.  The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

15.2 Expenses.  All fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring same, including, without limitation, legal and accounting fees, costs and expenses.

15.3 Notices.  All notices and communications required or permitted under this Agreement shall be in writing and addressed as follows:

If to Seller:

David E. Brody
Vice President and General Counsel
PetroHunter Energy Corporation
PetroHunter Operating Company
1600 Stout Street, Suite 2000
Denver, Colorado 80202
Telephone:
Facsimile:
Email:  dbrody@petrohunter.com

If to Buyer:

Bruce L. Payne
President and Chief Financial Officer
Laramie Energy II, LLC
1512 Larimer Street, Suite 1000
Denver, Colorado 80202
Telephone:  303-339-4403
Facsimile:  303-339-4399
Email:  bpayne@laramie-energy.com

With copies to:

Janet N. Harris
Holland & Hart LLP
555 17th Street, Suite 3200
Denver, Colorado 80202
Telephone:  303-295-8302
Facsimile:  303-291-9127
Email:  jnharris@hollandhart.com

Any notice or communication hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if faxed, when received if receipt is confirmed, (iii) if mailed, certified mail, return receipt requested, on the date set forth on the return receipt, or (iv) if sent by overnight courier, one day after sending.  Any Party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made.

15.4 Amendments.  This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

15.5 Assignment.  Subject to Section 15.18, prior to Closing, neither Seller nor Buyer shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties hereunder without the prior written consent of the other Party.

15.6 Announcements.  Buyer and Seller agree that prior to making any press releases and other public announcements concerning this Agreement and the Transaction, the Party desiring to make such public announcement shall obtain the prior written consent of the other Party.

15.7 Headings.  The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

15.8 Counterparts.  This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.  Execution can be evidenced by fax or electronic signatures with original signature pages to follow in due course.

15.9 References.  References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations.  As used in this Agreement, “person” shall mean any natural person, corporation, partnership, court, agency, government, board, commission, trust, estate or other entity or authority.

15.10 Governing Law.  This Agreement and the Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Colorado and the Parties hereby subject themselves to the sole and exclusive jurisdiction of the Federal or State courts of Colorado for resolution of any dispute related to this Agreement.

15.11 Entire Agreement.  This Agreement constitutes the entire understanding among the Parties, their respective partners, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions, preliminary term sheets and prior agreements, notwithstanding language to the contrary therein.

15.12 Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties, and their respective successors and assigns.

15.13 Survival.  The representations and warranties set forth in Article 6 and Article 7 shall survive the Closing without limitation as to time.  Delivery of the Assignment and Bill of Sale at the time of the closing will not constitute a merger of this Agreement with the Assignment.

15.14 No Third-Party Beneficiaries.  This Agreement is intended only to benefit the Parties and their respective permitted successors and assigns.

15.15 Limitation on Damages.  The Parties expressly waive any and all rights to consequential, special, incidental, punitive or exemplary damages, or loss of profits resulting from breach of this Agreement.

15.16 Severability.  It is the intent of the Parties that the provisions contained in this Agreement shall be severable.  Should any provisions, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

15.17 Condition Precedent.  A condition precedent to the effectiveness of this Agreement is signature by both Buyer and Seller.  Unless and until both Buyer and Seller have executed this Agreement, the Agreement will not be legally binding.

Executed on the dates of the acknowledgments set forth below.

SELLER:

PETROHUNTER ENERGY CORPORATION

By:    /s/ Charles B. Crowell
Charles B. Crowell
Chief Executive Officer

PETROHUNTER OPERATING COMPANY

By:    /s/ Charles B. Crowell
Charles B. Crowell
Chief Executive Officer

BUYER:

LARAMIE ENERGY II, LLC

By:  /s/ Bruce L. Payne
Bruce L. Payne
President and Chief Financial Officer